Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2006
Third Quarter Results

--Third quarter sales up 26.5% over prior year --

WATERBURY, VT (August 3, 2006) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal third quarter consolidated results for the twelve-week period ended July 1, 2006. Net sales increased 26.5% to $47.8 million from $37.8 million in the fiscal third quarter of 2005. Included in Green Mountain Coffee's fiscal third quarter 2006 net sales is approximately $1.9 million of Keurig, Inc.'s (Keurig) net sales after the closing of the acquisition on June 15, 2006. Keurig markets premium single-cup (K-Cup) coffee brewing systems for the office and the home while the Company licenses, manufactures and sells Green Mountain coffee and tea K-Cups® for offices, homes and other venues.

Gross profit for the consolidated entity in the fiscal third quarter of 2006 increased approximately 29.6%, to $17.7 million from $13.7 million. Net income for the fiscal third quarter of 2006 was $2.0 million or $0.25 per diluted share, compared to net income of $2.2 million, or $0.28 per diluted share, for the year ago period. Stock-based compensation charges associated with the Company's adoption of FAS 123R at the beginning of fiscal year 2006 were $555,000 in the fiscal third quarter. The Company's net income includes recognition of a non-cash loss in the fiscal third quarter of 2006 of $629,000 or $0.08 per share as a result of its equity investment in Keurig prior to the closing of the acquisition of all of the remaining outstanding shares of Keurig on June 15, 2006. This loss compares to the Company's recognition of a non-cash loss of $160,000 or $0.02 per share as a result of its equity investment in Keurig in the fiscal third quarter of 2005. In addition, as part of the purchase price accounting for the acquisition of Keurig, the fiscal third quarter 2006 includes amortization expense related to the identifiable intangibles and inventory step up adjustments of approximately $250,000 or $.02 per share.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said, "I am pleased with our performance this past quarter. We delivered good sales growth across channels and improved our operating efficiencies, bringing growth to the bottom line. One of the most exciting steps we took this past quarter was to acquire Keurig. We are thrilled to have successfully completed this acquisition, which combines two strong brands. I also believe that our balanced approach to social responsibility is contributing meaningfully to our success."

Third Quarter Financial Review

Green Mountain Coffee Roasters Stand-Alone Highlights:

  Net sales for the third quarter ended July 1, 2006 increased 21.4% to $45.9 million, up from $37.8 million in the third quarter of 2005. Dollar sales growth was strongest in the consumer direct and office coffee service (OCS) channels with each channel contributing approximately a third of the increase in net sales.
  The food service channel was the largest channel contributor to the Company's coffee pounds shipped growth, representing 51% of coffee pound growth for the quarter. The 64% increase over the prior year is a result of the November 1st roll-out to over 650 McDonald's restaurants in New England and New York where the Company is selling two varieties of Newman's Own® Organics Fair Trade Certified™ coffee and the new iced coffee program launched in May.
  The OCS channel was the second largest contributor to coffee pounds shipped growth, representing 30% of coffee pound growth for the quarter. Growth in this channel continues to benefit from the appeal of the Keurig single-cup brewing system, including the new co-branded Newman's Special Blend Extra Bold, Newman's Special Decaf, Heifer Hope Blend, and the National Wildlife Blend partnership K-Cups.
  The consumer direct channel grew 73% in dollar sales and 38% in coffee pounds shipped. The majority of this growth was related to the sales of K-Cups® to consumers for use with Keurig® Single-Cup Brewers, as well as K-Cup sales to Keurig, Inc., for their developing retail and consumer channels.
  The supermarket channel coffee pounds shipped increased 7% in the third quarter with growth coming from new customer acquisitions such as Sam's Club and Target and solid growth from existing customers.
  The Company experienced a 60% gain in shipments of certified Fair Trade and organic coffees, including shipments of co-branded Newman's Own® Organic coffees with the major growth driver being the new McDonald's business. Certified Fair Trade and organic coffees represented approximately 27% of total Company volume, compared to 20% in the year ago quarter.
  Green Mountain K-Cup® shipments of coffee and tea increased 28.2% over the prior year quarter.
  Gross profit margin was 36.1% of sales compared to 36.2% in the comparable quarter of fiscal 2005.
  Selling, general and administrative (S,G&A) expenses decreased to 25.7% of sales from 26.0% in the comparable quarter of fiscal 2005. This improvement was the result of leveraging selling and organizational resources on a higher sales base. The improvement was achieved even though S,G&A in the third quarter of fiscal 2006 included a $400,000 non-cash charge for stock option compensation as compared to no charge for the prior year period.
  Including the impact of stock option expensing, the Company's stand-alone operating margin, excluding the impact of the Keurig investment in its financial results, for the third quarter of fiscal 2006 was 10.4% as compared to 10.2% in the prior year period.
  After-tax income for the Company's stand-alone results, before the recognition of the non-cash loss related to the Company's equity investment in Keurig, increased 23% to $2.9 million. The Company's net income was $2.2 million after recognition of the Keurig-related non-cash loss of $629,000 or $0.08 per share, which is primarily related to the accretion adjustment for the estimated redemption value of the preferred stock of Keurig. The $0.08 per share net loss for the current third quarter compares to a Keurig-related non-cash loss of $160,000 or $0.02 per share in the prior year period.

Keurig (as a wholly owned subsidiary) Stand-Alone Highlights for the last two weeks of the fiscal third quarter:

  Net sales of Keurig, Inc., (a wholly-owned subsidiary of Green Mountain Coffee Roasters, Inc.) included in the Company's fiscal third quarter of 2006, was $1,923,000 after elimination of inter-company sales of $587,000.

Keurig Inc. Purchase Price Accounting Highlights included in the Company's financial results for the fiscal third quarter of 2006:

  Green Mountain Coffee financed the cash portion of the purchase price of Keurig through a new five-year $125 million syndicated revolving credit facility led by Bank of America. This facility was also used to finance Green Mountain Coffee's transaction expenses, as well as the Company's existing outstanding indebtedness. The amount outstanding at July 1, 2006 under the new facility was $100 million. The interest expense associated with the acquisition increased the Company's total interest expense by approximately $300,000 in the fiscal third quarter.
  The valuation report prepared by an independent accounting firm for the purchase price accounting of Keurig has been completed, subject to finalization. In the third quarter of fiscal 2006, the pre-tax amortization expense related to the identifiable intangibles was approximately $200,000 and the pre-tax inventory step up adjustment was approximately $50,000.
  As part of the purchase price, the Company assumed the currently outstanding unvested options of the Keurig employees at June 15, 2006. The aggregate expense associated with these stock options is estimated at a total of $6.1 million which will be recognized over the next four years with a greater percentage of the expense in the first two years. For the third quarter of fiscal 2006, stock option expense associated with the Keurig options was $60,000.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fourth Quarter Fiscal 2006:

  Total consolidated net sales growth of 74% to 82% including a range of 34% to 39% for Green Mountain Coffee primarily due to strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel, and including an extra week in the fourth fiscal quarter of 2006 as compared to 2005.
  An operating margin in the range of 5.5% to 6.3% including consolidated non-cash charges of approximately $1.6 million for stock option compensation and $1.6 million for amortization expense related to the purchase price accounting allocation to certain intangibles and the inventory step up adjustment, subject to finalization.
  Interest expense of $2.1 million in the fourth quarter of fiscal 2006.
  Fully diluted earnings per share for the fourth quarter of fiscal 2006 in the range of $0.10 to $0.15 per share, with the net impact of the Keurig acquisition reducing net income by approximately $0.25 to $0.30 per share.

Company Estimates for Fiscal Year 2006:

  Total consolidated net sales growth of 36% to 40% including a range of 24% to 28% for Green Mountain Coffee without giving effect to Keurig sales as a result of the acquisition, primarily due to strong double-digit sales in the office coffee channel and significant growth in the consumer direct channel.
  Due to FAS 123R, the recent accounting pronouncement related to accounting for stock compensation, the Company anticipates that it will incur an annual consolidated non-cash charge of approximately $2.5 million for stock option compensation for fiscal 2006 including the additional stock option expense associated with the Keurig employees unvested options of approximately $690,000 for fiscal 2006.
  An operating margin in the range of 7.4% to 7.9% including the annual stock option expense. This anticipated margin range also includes an estimated $1.9 million for amortization expense related to the purchase price accounting allocation to amortizable intangibles and to the inventory step up adjustment that could change significantly subject to finalization of the valuation report prepared by independent accountants during the Company's fiscal fourth quarter.
  Interest expense of $2.5 million to $2.6 million in fiscal 2006.
  A tax rate for fiscal 2006 of 42.0% as compared to 39.3% in fiscal 2005.
  Recognition of the Company's share of Keurig's non-cash loss for fiscal year 2006 prior to the closing of the acquisition to reduce diluted earnings per share by $0.12 primarily related to the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Based on all of these factors, the Company now anticipates its fully diluted earnings per share for fiscal year 2006 will be in the range of $0.97 to $1.02 per share, with the net impact of the Keurig acquisition reducing net income by approximately $0.29 to $0.34 per share.
  Please note that these expectations are based upon 53 weeks for fiscal 2006, as compared to 52 weeks in fiscal 2005. The extra week will occur in the fourth fiscal quarter.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2006 remain in the range of $12 to $14 million.
  Depreciation and amortization expenses in the range of $9.6 and $10.0 million.

Company Estimates for Fiscal 2007:

  Fully diluted earnings per share for fiscal 2007 will be at or above the previous analyst consensus of $1.51 to $1.56 per share.
  Management expects to continue its previous practice of providing more detailed expectations for the next fiscal year during its fourth quarter conference call when year-end and fourth quarter results are announced.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, August 3, 2006, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 3047006 from 1:30 PM ET on August 3rd through midnight on Monday, August 7th, 2006.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees and successful business practices. The Company sells over 100 high quality selections, including Fair Trade Certified™ and organic coffees under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its wholesale, direct mail, and e-commerce operations (www.GreenMountainCoffee.com), it also owns Keurig, Incorporated, a pioneer and leading manufacturer of gourmet single-cup brewing systems. Green Mountain Coffee Roasters was recently ranked No. 1 on the Business Ethics list of "100 Best Corporate Citizens," and has been recognized repeatedly by Forbes, Fortune Small Business, and the Society of Human Resource Management as an innovative, high-growth, socially responsible company.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of any price increases on net sales, competition, business conditions in the coffee industry and food industry in general, Keurig Inc.'s ability to continue to grow and build profits in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Twelve weeks ended		Forty weeks ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales	$ 47,802	$ 37,782	$ 158,448	$ 125,132
Cost of sales	30,059	24,091	101,565	80,675
Gross profit	17,743	13,691	56,883	44,457

Selling and operating expenses	9,218	7,424	32,458	24,737
General and administrative expenses	3,942	2,412	10,732	7,600
Operating income	4,583	3,855	13,693	12,120

Other income	54	45	226	95
Interest expense	(322)	(79)	(445)	(457)
Income before income taxes	4,315	3,821	13,474	11,758

Income tax expense	(1,731)	(1,506)	(5,602)	(4,685)
Income before equity in earnings of Keurig, Incorporated, net of taxes	2,584	2,315	7,872	7,073
Equity in earnings of Keurig, Incorporated, net of taxes	(629)	(160)	(963)	(552)
Net income	$ 1,955	$ 2,155	$ 6,909	$ 6,521
	====	====	====	====
Basic income per share:
Weighted average shares outstanding	7,517,337	7,169,624	7,493,161	7,130,949
Net income	$ 0.26	$ 0.30	$ 0.92	$ 0.91

Diluted income per share:
Weighted average shares outstanding	7,912,474	7,671,846	7,900,045	7,587,610
	$ 0.25	$ 0.28	$ 0.87	$ 0.86

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)

	July 1, 2006	September 24, 2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$1,250	$6,450
Restricted cash and cash equivalents	548	-
Receivables, less allowances of $995 and $544 at July 1, 2006, and September 24, 2005, respectively	22,098	15,286
Inventories	23,795	14,039
Other current assets	2,537	1,274
Deferred income taxes, net	1,447	1,346
Total current assets	51,675	38,395

Fixed assets, net	45,601	39,507
Investment in Keurig, Inc.	-	9,765
Intangibles	40,222	-
Goodwill	74,342	1,446
Other long-term assets	2,924	739

	$214,764	$89,852
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 107	$3,530
Accounts payable	14,417	10,440
Accrued compensation costs	4,924	1,929
Accrued expenses	7,509	4,547
Other short-term liabilities	-	60
Income tax payable	143	717
Total current liabilities	27,100	21,223

Long-term revolving line of credit	100,000	-
Long-term debt	89	5,218
Deferred income taxes	16,951	3,019

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,716,674 and 8,638,281 shares at July 1, 2006 and September 24, 2005, respectively	873	864
Additional paid-in capital	33,011	29,651
Retained earnings	44,604	37,695
Accumulated other comprehensive (loss)	(118)	(72)
ESOP unallocated shares, at cost - 15,205 shares	(410)	(410)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	70,624	60,392

	$214,764	$89,852
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)
Channel	Q3 12 wks. ended 7/1/06	Q3 12 wks. ended 7/2/05	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3YTD 40 wks. ended 7/1/06	Q3YTD 40 wks. ended 7/2/05	Q3YTD Y/Y lb. Increase	Q3YTD % Y/Y lb. Increase
Supermarkets	1,310	1,227	83	6.8%	4,906	4,460	446	10.0%
Convenience Stores	1,279	1,255	24	1.9%	4,247	4,099	148	3.6%
Office Coffee Service Distributors	1,445	1,172	273	23.3%	4,846	3,857	989	25.6%
Food Service	1,181	720	461	64.0%	3,599	2,379	1,220	51.3%
Consumer Direct	221	160	61	38.1%	724	533	191	35.8%
Totals	5,436	4,534	902	19.9%	18,322	15,328	2,994	19.5%

         Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
         Note: The pounds shipped number in the Consumer Direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q3 12 wks. ended 7/1/06	Q3 12 wks. ended 7/2/05	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3YTD 40 wks. ended 7/1/06	Q3YTD 40 wks. ended 7/2/05	Q3YTD Y/Y lb. Increase	Q3YTD % Y/Y lb. Increase
New England	2,517	1,918	599	31.2%	8,296	6,374	1,922	30.2%
Mid-Atlantic	1,499	1,345	154	11.5%	5,069	4,589	480	10.4%
South	868	717	151	21.1%	2,886	2,559	327	12.8%
Midwest	260	258	2	0.8%	959	810	149	18.4%
West	253	254	(1)	-0.4%	982	869	113	13.0%
International	39	42	(3)	-7.1%	130	127	3	2.4%
Totals	5,436	4,534	902	19.9%	18,322	15,328	2,994	19.5%

        Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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